Retention, Severance, and Release Agreement	1

Exhibit 10.2

RETENTION, SEVERANCE, AND RELEASE AGREEMENT

This Retention, Severance, and Release Agreement ("Agreement") is made and entered into by and among CVR Energy, Inc. (referred to as "Company", "we" or "us") and John R. Walter ("you" or "your").

WHEREAS, Company has made the decision to relocate its corporate office in Kansas City, Kansas and as a result is eliminating positions related to the corporate functions of that office and relocating certain other positions which is resulting in the termination of your employment.

WHEREAS, the Company desires to retain you as an employee (and/or otherwise compensate you) through the Completion Date stated below, to assist with transition and other matters arising out of the reorganization; and

WHEREAS, the Company desires to provide you with severance pay and other benefits to which you are not otherwise entitled to receive.

NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth in this Agreement, the parties agree to the terms set forth below.

1.
Payment of Salary through the Completion Date and Separation of Employment. Your employment with the Company will end effective July 31, 2018 ("the Completion Date"). You agree to use your good faith efforts to diligently assist the Company as needed or as requested, including necessary travel, through the Completion Date in the completion of assigned duties, the transfer of your knowledge and the orderly transition of your responsibilities, and such other duties as may be requested by the Company through such date. We will continue to pay you at your current regular base salary through the Completion Date (unless you depart earlier due to your own volition). Should the Company elect to relieve you of all further work responsibilities prior to the Completion Date, we nevertheless will pay you through the Completion Date at your current, regular base salary, provided these additional requirements are met:

a.
You will be permitted reasonable time off from work utilizing unused accrued paid time off (PTO) through the Completion Date as needed and requested in advance to explore other employment opportunities so long as they do not conflict with your responsibilities and duties with the Company.

b.
If you fail to materially perform duties as assigned, engage in material acts of misconduct, and/or materially violate Company policies at any time prior to the Completion Date, the Company reserves the right to revoke and rescind the severance, retention and related payments set for the below.

c.	On or immediately after the Completion Date (or such earlier separation date elected by the Company), you agree to execute a Supplemental Release Agreement in the form attached hereto as Attachment A.

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2.	Accrued Paid Time Off. The Company will pay you for any unused accrued PTO that you have remaining as of the Completion Date, less appropriate payroll deductions.

3.
Severance. If you remain employed with us through the Completion Date (and do not depart earlier due to your own volition), the Company will pay you the gross amount of $87,692.00, less appropriate payroll deductions as severance pay in accordance with the CVR Severance Pay Plans (effective August 1, 2016), representing two weeks' base pay plus one week for each completed year of service, up to 26 weeks total severance payment, payable in a lump sum on the first regularly scheduled payroll cycle of the Company after you execute and return Attachment A—Supplemental Release Agreement if you remain employed with us through the Completion Date.

4.
Payment in Lieu of 2018 Bonus. If you remain employed with us through the Completion Date (and do not depart earlier due to your own volition), the Company will pay you the gross amount of $243,833.00, less appropriate payroll deductions, payable in a lump sum on the first regularly scheduled payroll cycle of the Company after you execute and return Attachment A—Supplemental Release Agreement. This amount represents payment in lieu of any potential 2018 bonus under any applicable Company plan, pro-rated for the number of months you were employed by the Company up to the Completion Date.

5.
Retention Bonus. If you remain employed with us through the Completion Date (and do not depart earlier due to your own volition), the Company will pay you the gross amount of $58,462.00, less appropriate payroll deductions, which represents two additional weeks of base pay per month until the Completion Date, payable in a lump sum on the first regularly scheduled payroll cycle of the Company after you execute and return Attachment A —Supplemental Release Agreement.

6.
Long Term Incentive Award.  The Company will pay you for all “Incentive Units” that are scheduled to vest in 2018 under your Incentive Unit Agreements (each an “Award Agreement”). For each Incentive Unit that is scheduled to vest in 2018, you will receive (a) an amount that is equal to the average closing price of the common units (the “Units”) of CVR Refining, LP (the “Partnership”) per Unit for the 10 business days preceding the separation date (should the Company elect to relieve you for all further responsibilities prior to the Completion Date) or Completion Date, whichever is the earlier, plus (b) the amount per Unit, scheduled to vest in 2018, of all distributions declared and paid by the Partnership from the applicable “Grant Date” of the applicable Award Agreement to and including the Completion Date (or such earlier separation date, if applicable), less, in each case, applicable “Withholding Taxes” as defined in each Award Agreement.   All other Incentive Units shall be deemed forfeited and you will have no rights with respect with respect thereto.

7.
Company Election of Earlier Separation Date. Should the Company elect to relieve you of all further work responsibilities prior to the Completion Date, under Sections 3, 4, and 5, Company nevertheless will pay you a recalculated amount of each payment based on your separation date less appropriate payroll deductions, payable in a lump sum on the first regularly scheduled payroll cycle of the Company after you execute and return Attachment A—Supplemental Release Agreement.

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8.
Benefits. The Company will continue to pay its portion of the monthly cost of group health coverage for you (and your existing covered dependents) under the Company sponsored group health plan through the separation date or Completion Date, whichever is the earlier. Thereafter, you (and your existing covered dependents, if any) may elect COBRA continuation coverage pursuant to the federal COBRA law, or seek coverage through the federal Health Insurance Marketplace (Exchange), pursuant to applicable law. All other benefits, including life and disability insurance, made available by the Company shall cease as of the Completion Date, unless you timely arrange for any conversion coverage as may be permitted by the plans.

9.	Unemployment Benefits. The Company agrees not to contest (or appeal) any claim for unemployment benefits that you may file with the appropriate state unemployment office after the Completion Date.

10.
401(k) Plan. As required by law, you will no longer be eligible to participate as an active employee in the Company's 401(k) Plan (the "401(k) Plan") after the Completion Date (or such earlier separation date, if applicable), however, you may (to the extent permitted by the terms of the 401(k) Plan) continue to retain an account in such plan until you desire to receive a distribution of your 401(k) Plan account balance. In accordance with federal law, you will not be permitted to make any salary deferral contributions from the payment set forth in paragraph 3, 4, 5 and 6 of this Agreement. However, you will remain vested in any benefits you may have under the 401(k) Plan, pursuant to the terms thereof.

11.
Totality of Payments and Benefits. The parties agree that the sums set forth in paragraphs 1, 2, 3, 4, 5, and 6 of this Agreement represent all the sums to be paid by the Company to you, or on your behalf, and include any other payments (including any unused or accrued vacation pay, sick pay, PTO, and any other compensation, bonuses, severance or benefits) that you may otherwise had been eligible to receive had you not accepted this Agreement.

12.
Release. You release and forever discharge the Company (including CVR Energy, Inc.; Coffeyville Resources, LLC; Coffeyville Resources Refining & Marketing, LLC; Coffeyville Resources Crude Transportation, LLC; Coffeyville Resources Terminal, LLC; Coffeyville Resources Pipeline, LLC; CVR GP, LLC; CVR Partners, LP; Coffeyville Resources Nitrogen Fertilizers, LLC; Wynnewood Energy Company, LLC; Wynnewood Refining Company, LLC; CVR Refining Holdings, LLC; CVR Refining, LLC; CVR Refining, LP; CVR Refining GP, LLC; CVR Nitrogen, LP; CVR Nitrogen GP, LLC; CVR Nitrogen Holdings, LLC and East Dubuque Nitrogen Fertilizers, LLC; and our respective predecessors, successors, assigns, officers, directors, owners, fiduciaries, shareholders, employees, agents, attorneys, representatives, insurers, direct and indirect subsidiaries, parents, divisions, affiliates and related companies, collectively referred to as "Released Parties" or "Affiliates") from any and all claims, damages, lawsuits, injuries, liabilities and causes of action or demands, known or unknown, that you have or might have in the future, including but not limited to those rights and claims which arise out of your employment with us and the separation of your employment. You agree that the Company and any Released Parties have no further employment obligation to you after the Completion Date (or such earlier separation date, if applicable), either in an individual capacity or as an independent contractor, and you agree not to apply or seek employment with the Company or any Released Parties in any such capacity.

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13.
Release Includes All Claims. You acknowledge and agree that you are releasing us (and all Released Parties) from all rights and claims that may be asserted under any applicable local, state, federal, statutory or common law relating to discrimination in employment including, without limitation, discrimination relating to race, color, sex, gender, religion, national origin, ancestry, handicap, disability, genetics or genetic information, veterans status, equal pay, marital status, pregnancy, age, retaliation or whistle-blowing and including claims under Title VII of the 1964 Civil Rights Act, the Civil Rights Act of 1991, Fair Labor Standards Act, Equal Pay Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act as amended, 42 U.S.C. sections 1981, 1983 and 1985, Executive Order 11246, the Rehabilitation Act, the Employee Retirement Income Security Act, Worker's Compensation laws, the Consolidated Omnibus Budget Reconciliation Act (COBRA), the Family and Medical Leave Act, the National Labor Relations Act, all applicable Texas, Kansas, Illinois and Oklahoma state laws, libel, slander, defamation, invasion of privacy, outrageous conduct, intentional or negligent infliction of emotional distress, respondeat superior, negligent hiring or retention, and all other laws and ordinances which are meant to protect workers in their employment relationships and under which you may have rights and claims.

Nothing in this Agreement, however, shall be construed to prohibit you from filing a charge with or participating in any investigation or proceeding conducted by the EEOC or a comparable state or local agency. Notwithstanding the foregoing, you are agreeing to waive your right to recover monetary damages or receive any individual relief in any charge, complaint, or lawsuit filed by you or by anyone else on your behalf, including in connection with any EEOC or comparable state or local agency charge, investigation or proceeding.

14.	Non-Admission. This Agreement does not constitute an admission by any party that it has committed any wrongdoing.

15.
Return of Property. You agree to promptly supply to the Company on the Completion Date, or such other date requested by the Company, all computer passwords, property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data and any other tangible product or document which has been produced by, received by, or otherwise submitted to you during your employment with the Company, and any copies thereof in your possession (or capable of being reduced to your possession).

16.
Unauthorized Disclosure. You agree and understand that in your position with the Company and its Affiliates, you have been exposed to and have received information relating to the confidential affairs of the Company and its Affiliates, including, without limitation, employee personnel and financial information, technical information, intellectual property, business and marketing plans, strategies, customer information, software, other information concerning the products, promotions, development, financing, expansion plans, business policies and practices of the Company and its Affiliates and other forms of information considered by the Company and its Affiliates to be confidential and in the nature of trade secrets (including, without limitation, ideas, research and development, know-how, formulas, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals) (collectively, the "Confidential Information"); provided, however, that the Confidential Information shall not include information which (i) is or becomes generally available to the public not in violation of this Agreement or any written policy of the Company; or (ii) was in your possession or

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knowledge on a non-confidential basis prior to such disclosure. You agree that you will not disclose such Confidential Information, either directly or indirectly, to any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof, without the prior written consent of the Company; and, you shall not use or attempt to use any such information in any manner unless required by law to disclose such information, in which case you shall provide the Company with written notice of such requirement as far in advance of such anticipated disclosure as possible. Your confidentiality covenant has no temporal, geographical or territorial restriction. Nothing in this Agreement prohibits you from reporting any possible violations of federal law or regulation to any government agency or entity, including, but not limited to, the Department of Justice and the Securities and Exchange Commission, or making any other disclosures that are protected under the whistleblower provisions of federal law or regulation. You are not required to notify the Company that you will make or have made such reports or disclosures.

17.
Non-Disparagement. You agree not to make any disparaging comment in any format, whether written, electronic, or oral, to any customer, employee, the press, or any other individual or non-government entity regarding the Company (including its directors, officers and employees) that relates to the Company's business or related activities or the relationship between the parties.

18.
Cooperation. In exchange for the severance and other payments set forth in this Agreement, you agree to fully cooperate in any transition issues relating to your work that may arise following your separation from the Company. Such cooperation includes, but is not limited to, providing reasonable assistance and explanations to the Company of the status of pending issues and/or projects and providing responses in a reasonably timely manner to other requests for assistance. You further agree to cooperate with the Company in the event it is involved in litigation, a claim, or other administrative proceedings where you may be a witness or are otherwise necessary for the defense of the action. Such cooperation includes, but is not limited to, providing information and documentation as requested, and responding to reasonable requests from and working with the Company and/or its attorneys in the defense of the litigation, claim, or other administrative proceeding.

19.
Confidentiality of this Agreement. You agree to keep the terms and provisions of this Agreement in complete and absolute confidence, and agree not to reveal them without written permission from the Company to any person, or any other entity, other than to your immediate family and to your accountant, tax consultants and attorneys (who shall all also agree to keep such confidences), and taxing or government authorities.

20.
45-Days to Consider and 7-Day Revocation Period. You have been given a period of at least 45 days in which to consider this Agreement. You agree that any changes made to this Agreement (whether material or not) must be made in writing, be signed and dated by both parties, and that any such changes do not restart the running of the 45-day period. You have the right to revoke this Agreement by giving written notice to Alicia Skalnik, Vice President Human Resources, CVR Energy, Inc., 2277 Plaza Drive, Suite 500, Sugar Land, Texas 77479, during the 7-day period after you sign them. This Agreement will not become effective or enforceable until the 7-day revocation period has expired.

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This Agreement shall expire and shall be deemed revoked by Company if the Agreement is not accepted by you, without revocation, within sixty (60) days after presentation of this Agreement to you by the Company.

21.
Complete Agreement. This Agreement constitutes the full, complete and entire agreement between the parties. There are no representations, promises, or agreements, whether express or implied, that are not set forth in this Agreement.

22.
Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of Kansas to the extent not preempted by federal law. If any provision of the Release is deemed to be void or unenforceable, both parties agree that the remaining provisions shall be enforceable.

23.
Eligibility. All employees who report up through the Chief Financial Officer of CVR Energy, Inc. and all employees who are located in the Kansas City Office, excluding employees in the Fertilizer Logistics department who report up to James Witthaus, Fertilizer Marketing department who report up to Matthias Green, and the Environmental, Health & Safety department are the decisional unit from which we choose the employees who would be offered consideration for signing a release of all claims and those who would not. All of the eligible employees have been offered the same terms and conditions found in this Agreement, subject to pay variations resulting from years of service, compensation, eligibility for 2018 bonus payments and Completion Date. The job title, department, pay grade, location, and age of all eligible individuals, including who was offered the agreement and those who were not offered an agreement, are set forth in Attachment B. As indicated on Attachment B, certain employees are being offered the ability to relocate or a retention bonus to delay their Completion Date to assist with transition of responsibilities. Attachment B is subject to change and may be affected by future employment decisions including future reorganization decisions affecting the decisional unit.

24.
Read, Understood and Voluntarily Signed. The law requires that we advise you to consult with an attorney prior to signing this Agreement. You acknowledge that you have read this Agreement and understand it, and that you have signed it voluntarily.

/s/ John R. Walter                         May 2, 2018

John R. Walter	Dated

/s/ Alicia Skalnik                        05/02/2018

CVR Energy, Inc.	Dated

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